Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of up to 1,440,248 class A common shares and to the incorporation by reference therein of our reports dated March 31, 2008, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd. and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
June 12, 2008